Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS THIRD QUARTER 2022 RESULTS

•	Service Territory Growth

•	Operational Highlights

•	Capital Expenditure Plans Update

•	Base Rate Review Update

•	Liquidity Update

DALLAS (November 3, 2022) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended September 30, 2022 net income of $318 million compared to net income of $258 million in the three months ended September 30, 2021. Oncor’s quarter-over-quarter net income improvement was driven by increases in revenues from higher customer consumption attributable primarily to significantly warmer weather in the third quarter of 2022 as compared to the third quarter of 2021, updates to base transmission and distribution rates to reflect increases in invested capital, an annual energy efficiency program performance bonus approved in the third quarter of 2022 compared to the prior year’s annual energy efficiency program performance bonus being approved in the fourth quarter of 2021, and customer growth, partially offset by increases in costs associated with additional investments (primarily depreciation, property taxes and borrowing costs) and higher operation and maintenance expense.

“The Oncor team turned in yet another strong financial and operational quarter, focused on meeting the needs of our customers,” said Oncor CEO Allen Nye. “We’re in a very unique time at Oncor. The Oncor service territory, and the entire state of Texas more broadly, is experiencing tremendous – and in many places record – levels of growth. This growth continues despite ongoing supply chain impacts on builders, higher interest rates, and signals

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com of a national recession. The employees and contractors of Oncor continue to work safely and efficiently to meet the needs of our customers and the ERCOT market. Our work has also included lending a hand to utilities outside of ERCOT after major outages. Recently, Oncor sent more than 500 mutual assistance personnel to Florida to help with power restoration efforts in the wake of Hurricane Ian. I’m so proud of our team and all they do to help power the state of Texas and beyond.”

Oncor’s reported net income of $741 million in the nine months ended September 30, 2022 compared favorably to net income of $595 million in the nine months ended September 30, 2021. Oncor’s period-over-period net income improvement was driven by increases in revenues from updates to base transmission and distribution rates to reflect increases in invested capital, higher customer consumption attributable primarily to significantly warmer weather as compared to the same period in 2021, an annual energy efficiency program performance bonus approved in the third quarter of 2022 compared to the prior year’s annual energy efficiency program performance bonus being approved in the fourth quarter of 2021, and customer growth, partially offset by increases in costs associated with additional investment (primarily depreciation, property taxes and borrowing costs) and higher operation and maintenance expense.

Oncor’s total distribution base revenues in the three months ended September 30, 2022 as compared to the three months ended September 30, 2021 increased 9.2% (2.3% increase on a weather normalized basis). The change in Oncor’s total distribution base revenues in the third quarter of 2022 included a 12.6% increase in distribution base revenues from residential customers (0.7% increase on a weather normalized basis) and a 5.6% increase in distribution base revenues from large commercial and industrial customers. Oncor’s total distribution base revenues in the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 increased 10.5% (5.4% increase on a weather normalized basis). The change in Oncor’s total distribution base revenues in the nine months ended September 30, 2022 included a 14.4% increase in distribution base revenues from residential customers (4.5% increase on a weather normalized basis) and a 7.3% increase in distribution base revenues from large commercial and industrial customers. Financial and operational results are provided in Tables A, B, C and D below.

Oncor Service Territory Growth

Oncor’s service territory continues to be one of the fastest growing areas of the country, and Oncor continues to support that growth with new projects, including projects designed to increase reliability for the Electric Reliability Council of Texas, Inc. (“ERCOT”) market. Oncor connected approximately 14,000 new premises to the ERCOT grid in the third quarter of 2022, as compared to approximately 13,000 in the third quarter of 2021.

At September 30, 2022, Oncor had approximately 565 active transmission point-of-interconnection (“POI”) requests in queue, representing an approximately 52% increase in active POI requests compared to September 30, 2021. Of the active generation requests in queue, approximately 52% are solar, 35% are storage, 10% are

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wind and 3% are gas. Through the nine months ended September 30, 2022, Oncor had approximately 230 new POI requests as compared to approximately 160 new POI requests during the same period of 2021. If new requests continue at this pace for the rest of the year, Oncor anticipates it will set a company record for new annual transmission interconnection requests in 2022.

The continued growth across Oncor’s service territory required the construction or upgrading of approximately 300 miles of power lines and included two major substation projects being placed in service in the third quarter of 2022. While the third quarter is generally considered a lighter in-service quarter for transmission projects due to ERCOT summer clearance constraints, Oncor placed $80 million of transmission projects into service in the third quarter of 2022. Also, Oncor expects a significant number of projects to be completed in the fourth quarter of 2022.

Operational Highlights

During the third quarter of 2022, Texas continued to experience significantly higher than normal temperatures. ERCOT’s record peak demand set in June, was broken several times in July reaching a new all-time record peak demand of over 80,000 megawatts on July 20, 2022. Throughout the heat wave experienced in the second and third quarters of 2022, Oncor’s system performed well and Oncor remains on pace to meet its reliability goals for 2022.

In September, Oncor answered the call of mutual assistance partners and deployed more than 500 employees and contractors to Florida as mutual assistance support to Florida utilities, prepositioning personnel and other resources to help restore power in the aftermath of Hurricane Ian.

In early October, an independent third party ESG ratings company improved its rating of Oncor, ranking Oncor in the top 3 percent of electric utilities rated by that agency.

Oncor’s commitment to Diversity, Equity & Inclusion continues to expand. In September 2022, Oncor rolled out an “I Belong” initiative to encourage employees to verify, or update as needed, their demographics. The goal of the initiative is to enable Oncor to enhance its culture and create new initiatives to help ensure that it is supporting all employees.

Capital Expenditure Plans

In the nine months ended September 30, 2022, Oncor’s capital expenditures totaled $2.2 billion and Oncor is on track to meet its $3.0 billion capital plan for 2022. Oncor has and expects to continue to review future capital expenditure plans with its board of directors. However, given the number of uncertainties at this stage in the capital expenditure planning process, particularly continued record growth in Texas, high inflation and a pending rate case, Oncor management recommended that its board of directors delay approval of a 2023 capital expenditure budget until a future board meeting. As a result, Oncor will not be updating its future capital plans at this time, but expects to announce a new five-year capital plan by the end of the first quarter of 2023.

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Base Rate Review

Oncor’s base rate case before the Public Utility Commission of Texas (“PUCT”) continues to progress. The rate review includes a request for an average annual revenue requirement increase over current adjusted rates of 4.5%, and, if approved as requested, would result in an aggregate annual revenue requirement increase of approximately $251 million. The rate review also requests a revised regulatory capital structure ratio of 55% debt to 45% equity and an authorized return on equity of 10.3%. Oncor’s current authorized regulatory capital structure ratio is 57.5% debt to 42.5% equity and its current authorized return on equity is 9.8%. A hearing on the merits was held before the State Office of Administrative Hearings from September 26, 2022 to October 4, 2022, and a proposal for decision is expected from the administrative law judges to the PUCT for its consideration by December 27, 2022. Resolution of the rate review requires issuance of a final order by the PUCT, which is expected by the end of the first quarter of 2023, and new rates would go into effect following issuance of that order.

Liquidity

As of November 3, 2022, Oncor’s available liquidity, consisting of cash on hand and available credit facility and commercial paper program capacity, totaled approximately $2.2 billion. Oncor expects cash flows from operations combined with long-term debt issuances and term loan credit agreements as well as availability under its credit facility and commercial paper program to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next 12 months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of third quarter 2022 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion on Sempra’s website.

Oncor’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

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Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income

Three and Nine Months Ended September 30, 2022 and 2021; $ millions

	Q3 ‘22	Q3 ‘21	YTD ‘22	YTD ‘21
Operating revenues	$1,438	$1,286	$3,980	$3,572

Operating expenses:
Wholesale transmission service	291	261	862	770
Operation and maintenance	264	249	768	716
Depreciation and amortization	227	213	672	627
Provision in lieu of income taxes	70	53	162	125
Taxes other than amounts related to income taxes	147	143	432	418

Total operating expenses	999	919	2,896	2,656

Operating income	439	367	1,084	916
Other deductions and (income) – net	9	8	19	22
Nonoperating benefit in lieu of income taxes	(3)	(3)	(7)	(9)
Interest expense and related charges	115	104	331	308

Net income	$318	$258	$741	$595

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Nine Months Ended September 30, 2022 and 2021; $ millions

	YTD ‘22	YTD ‘21
Cash flows — operating activities:
Net income	$741	$595
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	734	688
Provision in lieu of deferred income taxes – net	27	40
Other – net	(13)	(1)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	103	6
Other operating assets and liabilities	(181)	(171)

Cash provided by operating activities	1,411	1,157

Cash flows — financing activities:
Issuances of long-term debt	3,950	1,290
Repayment of long-term debt	(2,732)	—
Net change in short-term borrowings	(215)	(70)
Capital contributions from members	318	188
Distributions to members	(318)	(739)
Debt discount and financing costs – net	(29)	(1)

Cash provided by financing activities	974	668

Cash flows — investing activities:
Capital expenditures	(2,161)	(1,842)
Expenditures for third party in joint project	(2)	(66)
Reimbursements from third party in joint project	1	98
Other – net	45	24

Cash used in investing activities	(2,117)	(1,786)

Net change in cash, cash equivalents and restricted cash	268	39
Cash, cash equivalents and restricted cash — beginning balance	54	27

Cash, cash equivalents and restricted cash — ending balance	$322	$66

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Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At September 30, 2022 and December 31, 2021; $ millions

	At 9/30/22	At 12/31/21
ASSETS
Current assets:
Cash and cash equivalents	$231	$11
Restricted cash, current	23	13
Trade accounts receivable – net	910	738
Amounts receivable from members related to income taxes	—	6
Materials and supplies inventories – at average cost	186	171
Prepayments and other current assets	111	101

Total current assets	1,461	1,040
Restricted cash, noncurrent	68	30
Investments and other property	134	155
Property, plant and equipment – net	24,431	22,954
Goodwill	4,740	4,740
Regulatory assets	1,646	1,547
Operating lease ROU and other assets	158	167

Total assets	$32,638	$30,633

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$215
Long-term debt due currently	100	882
Trade accounts payable	429	441
Amounts payable to members related to income taxes	46	24
Accrued taxes other than amounts related to income taxes	260	286
Accrued interest	124	89
Operating lease and other current liabilities	298	283

Total current liabilities	1,257	2,220
Long-term debt, less amounts due currently	11,126	9,150
Liability in lieu of deferred income taxes	2,148	2,065
Regulatory liabilities	3,000	2,876
Employee benefit plan obligations	1,496	1,503
Operating lease and other obligations	277	231

Total liabilities	19,304	18,045

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2022 and 2021 – 635,000,000	13,460	12,719
Accumulated other comprehensive loss	(126)	(131)

Total membership interests	13,334	12,588

Total liabilities and membership interests	$32,638	$30,633

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Nine Months Ended September 30, 2022 and 2021; mixed measures

	Q3 ‘22	Q3‘21	YTD ‘22	YTD ‘21
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	16,070	14,498	39,594	35,390
Commercial, industrial, small business and other	27,970	25,747	75,986	68,420

Total electric energy volumes	44,040	40,245	115,580	103,810

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)			78.6	78.7
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			62.9	58.7
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands			3,881	3,817

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. Each of these results excludes outages during significant storm events. The statistics presented are based on twelve months ended September 30, 2022 and 2021 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.8 million homes and businesses and operating more than 140,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release or made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change; acts of sabotage, wars or terrorist or cyber security threats or activities; health epidemics and pandemics, including the evolving COVID-19 pandemic and its variants and its impact on Oncor’s business and the economy in general; loss of key technology platforms; economic conditions, including the impact of a recessionary environment, inflation, supply chain shortages, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns; Electric Reliability Council of Texas, Inc. grid needs; changes in business strategy, development plans or vendor relationships; changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party non-wires alternatives or other technologies; hazards customary to the industry and the possibility that Oncor may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of any disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; actions by credit rating agencies; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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